Exhibit 99.1

Tech Data Appoints Murray Wright President, The Americas

Industry Veteran to head Tech Data’s Americas business

CLEARWATER, Fla.--(BUSINESS WIRE)--April 12, 2010--Tech Data Corporation (NASDAQ:TECD), a leading IT products distributor, today named Murray Wright, President, the Americas, effective immediately. Wright will be responsible for leading Tech Data’s extensive sales, marketing, logistics and purchasing operations throughout the United States, Canada and Latin America. He joined Tech Data in 2006 as senior vice president, U.S. Sales, and has more than 25 years experience in the IT industry.

“Murray brings a wealth of industry and operational experience to his new role,” said Tech Data Chief Executive Officer Robert Dutkowsky. “He has been at the forefront of many strategic initiatives at Tech Data and has the proven leadership to position a world-class enterprise like ours to capitalize on new opportunities. Under Murray’s leadership, we will continue to strengthen Tech Data’s best-in-class execution and strong performance in the Americas.”

As senior vice president, U.S. Sales, Wright led the company’s inside sales and nationwide field sales teams to provide tens of thousands of U.S. resellers with expert support in a wide range of IT products and services. Wright also oversaw the company’s government, technical and integration services organizations, as well as its TechSelect community of small and medium business (SMB) resellers.

Before joining Tech Data, Wright was president of Lenovo Canada, where he was responsible for the company’s sales, marketing and channel strategies. Prior to Lenovo, he was general manager for distributor Ingram Micro Canada. He spent seven years with the distributor, joining as vice president of sales and leading numerous initiatives to strengthen the company’s operations, customer relations and financial performance. Wright also was general manager of Sharp Electronics of Canada, and he held several sales leadership positions with Xerox Canada.

Wright earned a bachelor’s degree from Clarkson University in Potsdam, New York.

About Tech Data

Tech Data Corporation (NASDAQ GS: TECD) is one of the world’s largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 102nd on the 2009 FORTUNE 500(R), Tech Data generated $22.1 billion in net sales for its fiscal year ended January 31, 2010. To learn more, visit www.techdata.com.

CONTACT:
Tech Data Corporation
Jarred LeFebvre, 800-305-3374
jarred.lefebvre@techdata.com